Exhibit 99.1

CONTACT: Investor Relations Bernie Hertel Phone: (858) 410-3101	Media Relations Rebecca Wong Atkins + Associates Phone: (858) 527-3495

Inovio to Raise Approximately $15.8 Million through Equity Funding

SAN DIEGO, CA – December 19, 2005 – Inovio Biomedical Corporation (AMEX: INO), a late stage developer of therapies for cancer and other applications using electroporation to deliver drugs and nucleic acids, reported today that it has entered into a definitive agreement with a group of institutional investors, as well as Merck & Co. Inc. (NYSE: MRK) and Vical Inc. (NASDAQ: VICL) to sell approximately $15.8 million of the Company’s common stock at $2.40 per share, which represents a premium to the closing price on December 15, 2005. In addition, the Company will issue five-year warrants to purchase 35% of the number of shares of common stock to be sold in the offering at an exercise price of approximately $2.93, a 25% premium to the closing price on December 15, 2005. Closing of the transaction is subject to approval of the terms of the offering by the American Stock Exchange.

In addition to the securities being sold for cash in the private placement, the Company will also be issuing shares of common stock and warrants on the same terms as the corresponding securities that are being sold for cash to certain holders of Inovio’s outstanding Cumulative Convertible Preferred Stock in exchange for their Preferred Stock pursuant to existing participation rights applicable to Inovio’s new equity financings. Gross cash proceeds from this funding include $2,430,000 due from an investor, as part of its funding commitment made, and promissory note delivered, to Inovio in January 2005.

Cash proceeds from the financing will be used for working capital, including for support of clinical trials for the Company’s lead product, its Selective Electrochemical Tumor Ablation System, and general corporate purposes.

The common stock, warrants to purchase common stock and the common stock underlying the warrants, have not been registered under the Securities Act of 1933, as amended, or the securities laws of any jurisdiction, and may not be offered or sold in the United States absent registration or exemption from registration requirements. The Company expects to file a registration statement within 30 days after the closing of the transaction with the Securities and Exchange Commission to register the resale of the shares of common stock issued and to be issued upon exercise of the warrants.

This press release does, and shall, not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

***

This press release contains certain forward-looking statements relating to Inovio’s development of its electroporation drug and gene delivery technology and its expectation that the financing will be completed as announced. The terms of the announced financing are subject to approval of the American Stock Exchange and the listing on the American Stock Exchange of the shares and warrant shares to be issued. Moreover, actual events or results relating to Inovio’s forward-looking statements concerning the development of its electroporation drug and gene delivery technology may differ from Inovio’s expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Inovio’s technology by existing and potential strategic partners, capital market conditions, and other factors set forth in Inovio’s Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the three months ended September 30, 2005, and other filings with the Securities and Exchange Commission. There can be no assurance that any product in the Inovio product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.